                                                                    EXHIBIT 99.1

                                                        [CT Communications Logo]
CT COMMUNICATIONS PRESS RELEASE

                                                           For Immediate Release
                                                                     May 3, 2005
                                                                     Concord, NC
                                                                        Contact:
                                                                     Jim Hausman
                                                                    704.722.2410
                                                                   Duane Johnson
                                                                    704.722.3231

                CT COMMUNICATIONS ANNOUNCES FIRST QUARTER RESULTS
--------------------------------------------------------------------------------

CT Communications, Inc. (NASDAQ: CTCI) announces consolidated operating revenue for the quarter ended March 31, 2005 of $41.4 million, representing a 2.1% increase over the same period last year. Operating revenue from CT's non-ILEC operations grew 11.0% to $18.7 million from the $16.9 million reported in the first quarter of 2004. The non-ILEC growth was driven by a 12% increase in Wireless subscribers, a 26% increase in Greenfield access lines and a 41% increase in DSL subscribers. These gains were offset by a decrease in Concord Telephone's operating revenue due to lower access and interconnection revenue and a decline in line revenue related to access line losses.

Operating income for the first quarter of 2005 was $5.1 million or a 12.3% operating margin, compared to $6.9 million or a 17.1% operating margin for the first quarter of 2004. Operating margin improvements in the Wireless, Greenfield and Internet Services businesses were offset by declining operating margin in the Company's ILEC business. Operating expense in the ILEC increased $1.8 million from the first quarter last year, with the increases mainly attributable to a $0.9 million increase in general administrative expense driven by an increase in professional fees related to the year-end audit and Sarbanes-Oxley 404 compliance, a $0.4 million increase in depreciation expense and a $0.3 million increase in access and interconnection expense. Access and interconnection expense in the first quarter of 2004 was favorably impacted by a one-time settlement of disputed access charges that reduced expense by $0.2 million in that period. Wireless operating expense increased $0.9 million from the first quarter last year primarily due to a larger subscriber base that resulted in a $0.5 million increase in customer operations expense, as well as a $0.4 million increase in subscriber acquisition and retention costs. The Company's acquisition and retention initiatives resulted in an 11% increase in net subscriber additions and a 20% decline in the customer churn rate to 1.6% when compared to the first quarter of 2004.

Other Income (Expense) for the first quarter was negatively impacted due to an impairment charge of $0.4 million associated with investment securities held by the Company. Net income for the first quarter of 2005 was $3.0 million, or $0.16 per diluted common share, compared to $4.2 million, or $0.22 per diluted common share in the first quarter of 2004.

During the first quarter of 2005 the Company continued to enhance its network infrastructure, reduced its debt and increased its dividend. Capital expenditures for the first quarter 2005 were $7.8 million representing a $3.8 million increase over the same period last year. The increase in capital expenditures was primarily driven by the broadband capital plan to enhance the ILEC network's bandwidth capabilities, which is progressing according to schedule. In addition, the Wireless business invested approximately $1.1 million in the first quarter to add one cell site and expand service capacity at several other sites. In the first quarter of 2005, the Company reduced its outstanding debt by $6.3 million and announced a 43% increase in the dividend payable to its shareholders.

Results by business unit:

     o    ILEC - ("CONCORD TELEPHONE")

          Concord Telephone's operating revenue and income decreased to $22.7 million and $5.4 million, respectively, in the first quarter of 2005 compared to the same quarter in 2004. The decline in operating results was attributable to a $1.0 million decrease in operating revenue coupled with a $1.8 million increase in operating expense. The decrease in revenue was due to a $0.6 million reduction in access and interconnection revenue associated with the recovery of disputed billings during the first quarter of 2004 and a $0.5 million decline in line revenue from access line losses. The growth in operating expense was driven by an increase in general administrative expense related to professional fees for the Company's year-end audit and Sarbanes-Oxley Section 404 compliance, access and interconnection expense and depreciation expense. Concord Telephone ended the first quarter of 2005 with 112,821 access lines in service, a decline of only 95 lines from year end 2004, and a 2% decrease from the first quarter of 2004.

     o    WIRELESS SERVICE - ("CTC WIRELESS")

          CTC Wireless' operating revenue increased 19.2% to $8.5 million from the $7.1 million reported in the first quarter of 2004. Contributing to the increase in wireless revenue was a $0.8 million increase in customer revenue associated with a 12% growth in wireless subscribers and an increase of $0.5 million or 28% in settlement and roaming revenue. Operating income for the first quarter of 2005 was $0.8 million compared to $0.3 million for the first quarter of 2004. Driving the increase in operating income was the higher settlement and roaming revenue coupled with the increasing scale of this business that held expense growth to 13.5%. The first quarter decline in customer churn to 1.6% was attributable to the Company's ongoing focus on customer retention initiatives. CTC Wireless ended the first quarter with 44,091 subscribers compared to 39,250 at the end of the first quarter of 2004.

     o    CLEC - ("CTC EXCHANGE SERVICES")
          CLEC first quarter 2005 operating revenue grew to $5.1 million representing a 1.9% increase over first quarter 2004 revenue. The increase in operating revenue was driven by increased line revenue attributable to a 5% growth in access lines that was somewhat offset by a decline in revenue per customer due to the competitive market environment and advancement of alternative lower-cost voice and data service offerings. Operating income for the first quarter of 2005 was relatively flat with the first quarter of 2004. CLEC ended the first quarter of 2005 with 31,861 access lines in service compared to 30,415 at the end of the first quarter of 2004. CLEC ended the first quarter of 2005 with 24,443 long distance lines, an increase of 2,751 long distance lines compared with the end of the first quarter of 2004.

     o    GREENFIELD - ("CTC EXCHANGE SERVICES")
          Greenfield's first quarter 2005 operating revenue increased 17.8% to $2.3 million compared to the same period last year. Greenfield line revenue and access lines grew 27.9% and 26%, respectively, while operating expense for the first quarter was flat with the same quarter last year. Operating loss for the first quarter of 2005 improved to $0.7 million compared to an operating loss of $1.0 million for the first quarter of 2004. Depreciation expense was $0.8 million and $0.7 million in the first quarter of 2005 and 2004, respectively. Greenfield ended the first quarter of 2005 with 13,451 access lines and 7,326 long distance lines in service, which represented increases of 26% and 43%, respectively. As of March 31, 2005 the Company had signed 110 agreements, which in total represent a potential of more than 49,000 lines at the completion of the projects.

     o    INTERNET & DATA - ("CTC INTERNET SERVICES")
          CTC Internet Services' operating revenue of $2.8 million was flat in comparison to the first quarter of 2004. DSL revenue grew 32.6% while subscribers grew 41% for the quarter. DSL revenue growth was lower than the customer growth due to discounted promotional service rates new DSL customers currently receive during their first three months of service. Offsetting the DSL revenue growth was the continued churn of dial-up customers and a decline in high-speed services revenue due to lower priced data solutions for business customers. Operating expense decreased $0.2 million or 8.7% in the first quarter of 2005 compared to the same period last year. Operating income was $0.2 million compared to an operating loss of $0.1 million for the first quarter of 2004. CTC Internet Services ended the first quarter of 2005 with 15,523 DSL subscribers compared to 10,987 subscribers at the end of the first quarter of 2004, with over 1,600 net customers added in the first quarter. Dial-up accounts decreased 19% to 8,494 and high-speed accounts increased 9% to 617 at March 31, 2005 compared to March 31, 2004.

FUTURE PERIOD GUIDANCE
We currently expect operating results to approximate the following during these future periods:
     o    2nd Quarter 2005
          o    Revenue of $41 to $42 million
          o    Operating income of $5.2 to $5.7 million
          o    Depreciation expense of $7.9 to $8.0 million
          o    Consolidated earnings per diluted share of $0.16 to $0.18
          o    Capital expenditures of $6 to $7 million
     o    Full Year 2005
          o    Revenue of $164 to $168 million
          o    Operating income of $20.0 to $23.0 million
          o    Depreciation expense of $31.5 to $33.0 million
          o    Consolidated earnings per diluted share of $0.70 to $0.75
          o    Capital expenditures of $29 to $32 million

CT Communications will host a conference call to discuss the results of the first quarter on Wednesday, May 4, 2005 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until May 31, 2005. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, May 6th at 800-633-8284. Enter access number 21245562.

CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North

Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and wireless services.

Certain statements contained in this press release are "forward-looking statements," within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption "Risk Factors" in our Annual Report on Form 10-K/A for the year ended December 31, 2004.

CT COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             Three Months Ended March 31,
                                              2005        2004       % Change
                                           --------     --------     --------
Operating Revenue
   ILEC Services                           $ 22,679     $ 23,699       (4.3%)
   Wireless Services                          8,492        7,122       19.2%
   CLEC Services                              5,135        5,038        1.9%
   Greenfield Services                        2,291        1,945       17.8%
   Internet & Data Services                   2,800        2,760        1.4%
                                           --------     --------
Total Operating Revenue                      41,397       40,564        2.1%
                                           --------     --------

Operating Expense
   ILEC Services                             17,261       15,455       11.7%
   Wireless Services                          7,687        6,775       13.5%
   CLEC Services                              5,251        5,024        4.5%
   Greenfield Services                        2,963        2,939        0.8%
   Internet & Data Services                   2,603        2,852       (8.7%)
   Other                                        532          588       (9.5%)
                                           --------     --------
Total Operating Expense                      36,297       33,633        7.9%
                                           --------     --------

Operating Income                              5,100        6,931      (26.4%)

Other Income (Expense)
   Investment, Equity Method                  1,243        1,391      (10.6%)
   Gains, Interest, Dividends                   148          255      (42.0%)
   Impairment on Investments                   (418)         (19)       NMF
   Other Expenses, Principally Interest      (1,175)      (1,432)     (17.9%)
                                           --------     --------
Total Other Income (Expense)                   (202)         195     (203.6%)
                                           --------     --------

Pre-Tax Income                                4,898        7,126      (31.3%)

Income Tax Expense                            1,909        2,887      (33.9%)

                                           --------     --------
Net Income                                 $  2,989     $  4,239      (29.5%)
                                           ========     ========

Weighted Average Diluted Shares              18,980       18,953

Earnings Per Diluted Common Share          $   0.16     $   0.22

CT COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS)

                                                    March 31,     December 31,
                                                      2005           2004
                                                    --------      -----------
ASSETS
   Cash and Cash Equivalents                        $ 15,739       $ 28,358
   Accounts Receivable and Unbilled Revenue, Net      16,460         17,371
   Other Assets                                        7,966          6,244
                                                    --------       --------
Current Assets                                        40,165         51,973

Investment Securities                                  4,590          5,190
Investments in Unconsolidated Companies               17,239         16,002
Property, Plant and Equipment, Net                   206,964        207,072
Other Assets                                          50,648         50,395
                                                    --------       --------
TOTAL ASSETS                                        $319,606       $330,632
                                                    ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current Portion of Long-Term Debt                $ 20,000       $  5,000
   Accounts Payable                                    6,897          6,822
   Customer Deposits and Advance Billings              3,152          3,307
   Other Accrued Liabilities                          11,727         18,475
   Liabilities of Discontinued Operations                483            604
                                                    --------       --------
Current Liabilities                                   42,259         34,208
                                                    --------       --------

Long-Term Debt                                        43,750         65,000
Deferred Credits and Other Liabilities                43,072         43,196
Stockholders' Equity                                 190,525        188,228
                                                    --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $319,606       $330,632
                                                    ========       ========

CT COMMUNICATIONS, INC.
CUSTOMER INFORMATION

                                       March 31,      March 31,          %
                                         2005           2004          Change
                                       --------       --------        ------
ILEC Access Lines
   Business Lines                       28,647         29,130          (1.7%)
   Residential Lines                    84,174         86,191          (2.3%)
                                       --------       --------
Total ILEC Access Lines                112,821        115,321          (2.2%)

CLEC Access Lines                       31,861         30,415           4.8%

Greenfield Access Lines                 13,451         10,674          26.0%
                                       --------       --------

Total Wired Access Lines               158,133        156,410           1.1%
                                       ========       ========

Wireless Subscribers                    44,091         39,250          12.3%
                                       ========       ========

Long Distance Lines
   In ILEC                              84,900         84,811           0.1%
   In CLEC                              24,443         21,692          12.7%
   In Greenfield                         7,326          5,130          42.8%
                                       --------       --------
Total Long Distance Lines              116,669        111,633           4.5%
                                       ========       ========

Internet Access Customers
   Dial-Up                               8,494         10,484         (19.0%)
   DSL                                  15,523         10,987          41.3%
   High Speed                              617            565           9.2%
                                       --------       --------
Total Internet Access Customers         24,634         22,036          11.8%
                                       ========       ========


GREENFIELD PROJECTS                    Lines in       Potential        Total
                                       Service          Lines        Projects
                                       --------       ---------      --------
By Year Signed
   Previous Years                        9,206         27,001            51
   2002                                  3,292         12,694            24
   2003                                    675          4,846            18
   2004                                    278          3,864            12
   2005                                     --          1,324             5
                                       --------       ---------      --------
Totals                                  13,451         49,729           110
                                       ========       =========      ========

By Type
   Mall                                  2,506          2,800             3
   Single Family Homes                   7,330         34,411            58
   Multi-Dwelling Units                  2,925         11,289            40
   Business                                690          1,229             9
                                       --------       ---------      --------
Totals                                  13,451         49,729           110
                                       ========       =========      ========

CT COMMUNICATIONS, INC.
OTHER SELECTED FINANCIAL DATA
(unaudited, in thousands)

CAPITAL EXPENDITURES
                                       Three Months Ended March 31,
                                         2005               2004
                                        -------            ------

ILEC                                    $4,459             $1,988
Wireless                                 1,093                382
CLEC                                       223                211
Greenfield                               1,348                742
Internet                                   428                297
Other                                      207                293
                                        ------             ------
Total                                   $7,758             $3,913
                                        ======             ======
% of Revenue                              18.7%               9.6%


DEPRECIATION
                                      Three Months Ended March 31,
                                         2005               2004
                                        -------            ------

ILEC                                    $5,109             $4,714
Wireless                                   504                469
CLEC                                       629                635
Greenfield                                 810                720
Internet                                   479                516
Other                                      335                371
                                        ------             ------
Total                                   $7,866             $7,425
                                        ======             ======


                            [CT Communications Logo]